EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations 847-827-9494 timothy.allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Phillip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK ANNOUNCES 2012 SECOND-QUARTER RESULTS

Second-Quarter Revenues Grow 2.6 Percent Over Prior Year

Des Plaines, IL, August 1, 2012—Schawk, Inc. (NYSE: SGK), a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers, reported second-quarter 2012 results.  Net loss in the second quarter of 2012 was $1.5 million, or $0.06 per diluted share, versus net income of $4.0 million, or $0.15 per diluted share, in the second quarter of 2011.  Business and system integration expenses for the company’s ongoing information technology and business process improvement initiative increased by approximately $2.1 million for the quarter compared to the prior-year period, which contributed in part to the decline in net income.

On a non-GAAP basis, adjusting for financial impacts relating to the business and system integration expense and other items as further detailed in this release, adjusted net income was $2.7 million, or $0.10 per diluted share, compared to $6.9 million, or $0.26 per diluted share, during the prior-year period.

Chief Executive Officer David A. Schawk, commented, “We continued to see client expansion in emerging markets, as evidenced by our growth in Europe and Asia Pacific during the second quarter and first six months of 2012. In addition, we have seen growth with existing key clients as they continue to consolidate their spending with fewer vendors. The year-over-year decline in profitability reflects certain investments we made to expand our brand development and deployment capabilities and extend our presence in emerging markets. However, due to persistent economic headwinds in the Americas, we took additional steps to leverage our operations and will continue to look for opportunities to improve our profitability over time.”

Consolidated Results for the Second Quarter Ended June 30, 2012
Consolidated net sales in the second quarter of 2012 were $116.3 million compared to $113.3 million in 2011, an increase of approximately $2.9 million, or 2.6 percent. Year-over-year sales were negatively impacted by changes in foreign currency translation rates of approximately $1.7 million, as the U.S. dollar increased in value relative to the local currencies of certain of the company’s non-U.S. subsidiaries. Adjusting for the negative impact of foreign currency translation rates, consolidated net sales grew approximately 4.1 percent in the second quarter of 2012 compared to the prior-year period.

Consumer packaged goods (CPG) accounts sales in the second quarter of 2012 were $92.4 million, or 79.5 percent of total net sales, compared to $86.8 million in the same period of 2011, an increase of 6.5 percent, primarily due to increased product and brand development activity.  Advertising and retail accounts sales in the second quarter of 2012 were $18.2 million, or 15.6 percent of total sales, a decrease of 6.0 percent, from $19.3 million during the second quarter 2011, primarily driven by continued reductions in client promotional activity.  Entertainment accounts sales for the second quarter of 2012 of $5.7 million, or 4.9 percent of total sales, decreased 21.7 percent, from $7.2 million in the 2011 period, driven by continued declines in print-related promotional activity.

Gross profit was $39.8 million in the second quarter of 2012, a decline of $1.7 million from the second quarter of 2011. Gross profit as a percentage of sales decreased to 34.3 percent from 36.7 percent in the prior-year period. The decline in gross profit percent was largely driven by the previously mentioned investments in expanding the company’s brand development and deployment capabilities.

Selling, general and administrative (SG&A) expenses increased approximately $4.4 million to $34.0 million during the second quarter of 2012 from $29.7 million in the 2011 period.  Included in SG&A expenses for the second quarter of 2011 is a credit to income of approximately $0.8 million for the settlement of a lawsuit related to enforcing a non-compete agreement with the former owner of a business acquired by the company. Excluding this credit to income in the prior year, the increase in SG&A expenses in the second quarter of 2012 compared to the second quarter of 2011 is principally due to increases in the company’s previously mentioned investments in expanding brand development and deployment capabilities.

For the second quarter of 2012, the company reported business and systems integration expenses of $4.3 million, compared to $2.1 million in the prior-year period, relating to the company’s ongoing information technology and business process improvement initiative.

The company recorded a $0.1 million loss on foreign exchange exposures in the second quarter of 2012, which was $0.1 million lower compared to the loss reported in the second quarter of 2011.  The company’s net foreign exchange gains or losses relate primarily to currency exposure from intercompany debt obligations of the company’s non-U.S. subsidiaries, net of the impact of gains or losses from foreign currency hedges used to mitigate the company’s foreign exchange exposures.

Acquisition integration and restructuring expenses increased from $0.7 million in the second quarter of 2011 to $2.5 million in the same quarter of 2012.  These charges relate to employee terminations and other associated costs from the company’s continued focus on consolidating, reducing and re-aligning its work force and operations. The actions taken during the second quarter of 2012 are expected to result in annualized savings of approximately $8.6 million, with approximately $4.0 million realized during 2012.

During the second quarter of 2011, the company recorded an expense of $1.8 million as a result of its decision to terminate participation in a union supplemental retirement and disability fund in California.  This expense did not reoccur during the second quarter of 2012.

The company reported an operating loss of $1.1 million in the second quarter of 2012 compared to operating income of $7.0 million in the 2011 period.  The decline in income year over year was driven primarily by the decline in gross profit and increased expenses for business and systems integration, acquisition integration and restructuring and SG&A. Partially offsetting these expense increases was a reduction in multiemployer pension withdrawal expense.

For the second quarter of 2012, the company reported a tax benefit of $0.5 million compared to an expense of $1.8 million during the same period in 2011, principally driven by the pre-tax loss in the second quarter of 2012.

Net loss in the second quarter of 2012 was $1.5 million, or $0.06 per diluted share, compared to net income of $4.0 million, or $0.15 per diluted share, in 2011.  Non-GAAP adjusted net income was $2.7 million, or $0.10 per diluted share, for the 2012 period, compared to $6.9 million, or $0.26 per diluted share, on a comparable basis for the prior-year period. Please refer to the tables at the end of this press release for a reconciliation of these non-GAAP measures.

Management Adjusted EBITDA Performance
Management adjusted EBITDA for the second quarter of 2012 was $11.0 million compared to $17.0 million for the prior-year period.  Please refer to the “Reconciliation of Non-GAAP Management Adjusted EBITDA” table attached at the end of this press release for a reconciliation of these measures.

Conference Call
Schawk invites you to join its second-quarter 2012 earnings conference call on Thursday, August 2, 2012, at 9:00 a.m. Central time. To participate in the conference call, please dial 866-436-9172 or 630-691-2760 at least five minutes prior to the start time and ask for the Q2 2012 Schawk, Inc. conference call, or on the Internet, go to http://Phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=4812555.  If you are unavailable to participate on the live call, a replay will be available through August 9 at 11:59 p.m. Central time. To access the replay, dial 888-843-7419 or 630-652-3042, enter conference ID 32963692, and follow the prompts. The replay will also be available on the Internet for 30 days at the following http://Phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=4812555.

About Schawk, Inc.
Schawk, Inc. is a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers. With a global footprint of operations in 26 countries, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

Non-GAAP Financial Measures
In addition to the presentation of Management adjusted EBITDA in this release, the Company has presented certain other non-GAAP measures in the attachment entitled “Reconciliation of Non-GAAP measures to GAAP.”  Management believes that the presentation of non-GAAP measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations and provides more consistent insight into the performance of the Company’s core operations from period to period by showing the effects of certain non-operating items.  These non-GAAP measures are reconciled to the closest GAAP measures on the schedules attached to this earnings release.  The non-GAAP measures should not be viewed as alternatives to GAAP and may not be consistent with similar measures provided by other companies.

Safe Harbor Statement
Certain statements in this earnings release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, our ability to maintain an effective system of disclosure and internal controls and the discovery of any future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; higher-than-anticipated costs or lower-than-anticipated benefits associated with the Company’s ongoing information technology and business process improvement initiative;  the strength of the United States economy in general and, specifically, market conditions for the consumer products industry; the level of demand for Schawk's services; changes in or weak consumer confidence and consumer spending; unfavorable foreign exchange rate fluctuations; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the ability of the Company to comply with the financial covenants contained in its debt agreements and obtain waivers or amendments in the event of non-compliance with such covenants; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry; the stability of political conditions in foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

The discussion of the Company’s financial results within this earnings release should be read and considered in context of the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com.

Schawk Inc. Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	June 30,		Increase (Decrease)
	2012	2011	Amount	Percent

Net sales	$116,262	$113,329	$2,933	2.6%
Cost of sales	76,433	71,751	4,682	6.5%
Gross profit	39,829	41,578	(1,749)	(4.2)%

Selling, general and administrative expenses	34,033	29,659	4,374	14.7%
Business and systems integration expenses	4,292	2,149	2,143	99.7%
Multiemployer pension withdrawal expense	--	1,846	(1,846)	nm
Acquisition integration and restructuring expenses	2,472	691	1,781	nm
Foreign exchange loss	90	207	(117)	(56.5)%
Operating income (loss)	(1,058)	7,026	(8,084)	nm

Other income (expense)
Interest income	9	21	(12)	(57.1)%
Interest expense	(917)	(1,273)	356	(28.0)%

Income (loss) before income taxes	(1,966)	5,774	(7,740)	nm
Income tax provision (benefit)	(470)	1,812	(2,282)	nm

Net income (loss)	$(1,496)	$3,962	$(5,458)	nm

Earnings (loss) per share:
Basic	$(0.06)	$0.15	$(0.21)
Diluted	$(0.06)	$0.15	$(0.21)

Weighted average number of common and common equivalent shares outstanding:
Basic	25,880	25,901
Diluted	25,880	26,276

Comprehensive income (loss)	$(4,893)	$4,521

nm = not meaningful

Schawk Inc. Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except per share amounts)

	Six Months Ended
	June 30,		Increase (Decrease)
	2012	2011	Amount	Percent

Net sales	$229,012	$220,563	$8,449	3.8%
Cost of sales	152,117	140,233	11,884	8.5%
Gross profit	76,895	80,330	(3,435)	(4.3)%

Selling, general and administrative expenses	67,961	60,691	7,270	12.0%
Business and systems integration expenses	7,462	3,388	4,074	nm
Multiemployer pension withdrawal expense	--	1,846	(1,846)	nm
Acquisition integration and restructuring expenses	3,556	1,122	2,434	nm
Foreign exchange loss	560	708	(148)	(20.9)%
Operating income (loss)	(2,644)	12,575	(15,219)	nm

Other income (expense)
Interest income	25	39	(14)	(35.9)%
Interest expense	(1,759)	(2,560)	801	(31.3)%

Income (loss) before income taxes	(4,378)	10,054	(14,432)	nm
Income tax provision (benefit)	(1,275)	3,303	(4,578)	nm

Net income (loss)	$(3,103)	$6,751	$(9,854)	nm

Earnings (loss) per share:
Basic	$(0.12)	$0.26	$(0.38)
Diluted	$(0.12)	$0.26	$(0.38)

Weighted average number of common and common equivalent shares outstanding:
Basic	25,824	25,859
Diluted	25,824	26,264

Comprehensive income (loss)	$(4,043)	$9,984

nm = not meaningful

Schawk, Inc.
 Consolidated Balance Sheets
 (In thousands, except share amounts)

	June 30,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,543	$13,732
Trade accounts receivable, less allowance for doubtful accounts of $2,904 at June 30, 2012 and $1,926 at December 31, 2011	98,138	99,967
Inventories	24,624	24,672
Prepaid expenses and other current assets	12,839	14,894
Income tax receivable	5,756	5,620
Deferred income taxes	714	682
Total current assets	148,614	159,567

Property and equipment, net	64,050	60,064
Goodwill, net	210,074	205,365
Other intangible assets, net:
Customer relationships	35,068	41,709
Other	752	354
Deferred income taxes	5,874	5,933
Other assets	7,138	6,521

Total assets	$471,570	$479,513

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$18,628	$18,366
Accrued expenses	60,245	60,636
Deferred income taxes	3,209	3,209
Income taxes payable	1,061	511
Current portion of long-term debt	4,027	21,442
Total current liabilities	87,170	104,164

Long-term liabilities:
Long-term debt	88,196	73,737
Deferred income taxes	13,794	13,476
Other long-term liabilities	13,586	14,211
Total long-term liabilities	115,576	101,424

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 30,994,142 and 30,766,517 shares issued at June 30, 2012 and December 31, 2011, respectively, 25,932,900 and 25,703,125 shares outstanding at June 30, 2012 and December 31, 2011, respectively	226	225
Additional paid-in capital	206,867	203,811
Retained earnings	118,374	125,619
Accumulated comprehensive income, net	8,140	9,080
Treasury stock, at cost, 5,061,242 and 5,063,392 shares of common stock at June 30, 2012 and December 31, 2011, respectively	(64,783)	(64,810)
Total stockholders’ equity	268,824	273,925

Total liabilities and stockholders’ equity	$471,570	$479,513

Schawk Inc. Segment Financial data
(Unaudited)
(In thousands)

	Three Months Ended
	June 30,		Increase (Decrease)
	2012	2011	Amount	Percent

Sales to external clients:
Americas	$97,707	$96,664	$1,043	1.1%
Europe	21,197	17,743	3,454	19.5%
Asia Pacific	10,310	8,748	1,562	17.9%
Intercompany sales elimination	(12,952)	(9,826)	(3,126)	(31.8)%

Sales to external clients	$116,262	$113,329	$2,933	2.6%

Operating segment income (loss):
Americas	$10,517	$13,361	$(2,844)	(21.3)%
Europe	484	882	(398)	(45.1)%
Asia Pacific	828	1,378	(550)	(39.9)%
Corporate	(12,887)	(8,595)	(4,292)	(49.9)%

Operating segment income (loss)	$(1,058)	$7,026	$(8,084)	nm

	Six Months Ended
	June 30,		Increase (Decrease)
	2012	2011	Amount	Percent

Sales to external clients:
Americas	$190,544	$189,049	$1,495	0.8%
Europe	43,589	35,335	8,254	23.4%
Asia Pacific	18,430	15,401	3,029	19.7%
Intercompany sales elimination	(23,551)	(19,222)	(4,329)	(22.5)%

Sales to external clients	$229,012	$220,563	$8,449	3.8%

Operating segment income (loss):
Americas	$18,468	$25,447	$(6,979)	(27.4)%
Europe	1,907	3,003	(1,096)	(36.5)%
Asia Pacific	942	1,408	(466)	(33.1)%
Corporate	(23,961)	(17,283)	(6,678)	(38.6)%

Operating segment income (loss)	$(2,644)	$12,575	$(15,219)	nm

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Income (loss) before income taxes - GAAP	$(1,966)	$5,774	$(4,378)	$10,054
Adjustments:
Acquisition integration and restructuring expenses	2,472	691	3,556	1,122
Business and systems integration expenses	4,292	2,149	7,462	3,388
Multiemployer pension withdrawal expense	--	1,846	--	1,846
Foreign currency loss	90	207	560	708
Adjusted income before income tax - non GAAP	4,888	10,667	7,200	17,118
Adjusted income tax provision – non GAAP	2,191	3,721	3,106	5,972

Adjusted net income – non GAAP	$2,697	$6,946	$4,094	$11,146

Weighted average common and common stock
equivalents outstanding – GAAP (diluted)	25,880	26,276	25,824	26,264

Earnings (loss) per diluted share - GAAP	$(0.06)	$0.15	$(0.12)	$0.26
Adjustments – net of tax effects:
Acquisition integration and restructuring expenses	0.06	0.02	0.09	0.03
Business and systems integration expenses	0.10	0.05	0.18	0.08
Multiemployer pension withdrawal expense	--	0.04	--	0.04
Foreign currency loss	--	--	0.01	0.01

Adjusted earnings per diluted share – non GAAP	$0.10	$0.26	$0.16	$0.42

Income tax provision (benefit) - GAAP	$(470)	$1,812	$(1,275)	$3,303
Adjustments: (1)
Acquisition integration and restructuring expenses	878	257	1,252	398
Business and systems integration expenses	1,684	853	2,928	1,345
Multiemployer pension withdrawal expense	--	733	--	733
Foreign currency loss	99	66	201	193
Effective settlement of certain income tax audits	--	--	--	--

Adjusted income tax provision – non GAAP	$2,191	$3,721	$3,106	$5,972

(1) Adjustments have been tax-effected at the jurisdictions’ statutory rates.

Schawk, Inc.
Reconciliation of Non-GAAP Management Adjusted EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended		Trailing 12 Months
	June 30,		June 30,		Ended June 30,
	2012	2011	2012	2011	2012	2011

Net income (loss) - GAAP	$(1,496)	$3,962	$(3,103)	$6,751	$10,757	$20,846
Interest expense	917	1,273	1,759	2,560	4,469	6,002
Income tax expense (benefit)	(470)	1,812	(1,275)	3,303	(3,082)	12,845
Adjusted Income (loss) – non GAAP	(1,049)	7,047	(2,619)	12,614	12,144	39,693
Depreciation and amortization expense	4,765	4,454	9,420	8,782	18,695	17,493
Non-cash restructuring charges	--	--	--	--	137	--
Stock based compensation	409	599	2,241	1,070	3,269	1,915

Adjusted EBITDA – non GAAP	4,125	12,100	9,042	22,466	34,245	59,101

Permitted add backs on debt covenants:
Proforma effect of acquisitions and asset sales	--	1,250	--	2,500	1,508	2,918
Acquisition integration and restructuring expenses	(38)	159	27	239	115	247
Adjusted EBITDA for covenant compliance – non GAAP	4,087	13,509	9,069	22,205	35,868	62,266

Acquisition integration and restructuring expenses	2,510	532	3,529	883	3,789	2,398
Business and systems integration expenses	4,292	2,149	7,462	3,388	12,558	4,388
Proforma effect of acquisitions and asset sales	--	(1,250)	--	(2,500)	(1,508)	(2,918)
Multiemployer pension plan withdrawal expense	--	1,846	--	1,846	--	1,646
Foreign exchange loss	90	207	560	708	964	1,464

Management adjusted EBITDA – non GAAP	$10,979	$16,993	$20,620	$29,530	$51,671	$69,244

Use of Non-GAAP Adjusted EBITDA, Adjusted EBITDA for covenant compliance, and Management adjusted EBITDA
Adjusted EBITDA, as presented within this release, is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  Adjusted EBITDA for covenant compliance, as defined in the Company’s current debt agreements, is defined as Adjusted EBITDA excluding certain items, including items that are generally considered non-operating, as permitted under the Company’s current revolving credit facility, and is used by management to gauge its ongoing compliance with the Company’s principal debt covenants, as well as pricing on its revolving credit facility.  Management adjusted EBITDA is used to evaluate the core operating activities of the Company from period to period.  None of the measures presented above represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies or EBITDA as defined under guidance from the Securities and Exchange Commission.